SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following is a memorandum to certain broker-dealers of Enterprise Capital Management, a subsidiary of The MONY Group. The merger agreement for AXA Financial, Inc.’s acquisition of The MONY Group was filed by The MONY Group under cover of Form 8-K on September 18, 2003 and is incorporated by reference into this filing.

Subject: AXA Financial Agrees to Acquire Enterprise Capital Management Parent, The MONY Group Inc.

Wednesday September 17, The MONY Group Inc. and AXA Financial, Inc. announced that their Boards of Directors have unanimously approved a transaction under which AXA Financial, a leading financial services organization, would acquire 100% of MONY, the parent of Enterprise Capital Management, in a cash transaction valued at approximately $1.5 billion.

With approximately $458 billion in assets under management, AXA Financial serves millions of individuals and institutional clients through its financial advisory/insurance and investment management operations. AXA Financial’s strong brands include The Equitable Life Assurance Society of the U.S.; Alliance Capital Management L.P.; and Sanford C. Bernstein & Co. Its network of financial advisors is called AXA Advisors; its wholesale distribution organization is AXA Distributors, LLC.

AXA Financial is among the most well-respected companies in our industry and shares much in common with The MONY Group:

•	There are similar operating philosophies and styles, particularly with regard to the strategic importance of distribution in today’s financial services marketplace.

•	At the core of both companies’ distribution systems is a belief in the value of the advice-based model.

The transaction is subject to MONY shareholder and certain required regulatory approvals, along with certain other conditions. It is expected to close in the first quarter of 2004.

Enterprise has been advised that it, along with other key operating subsidiaries of The MONY Group, will remain as stand-alone subsidiaries, retaining its separate identity and brand. The transaction will have no immediate impact on Enterprise shareholders and financial professionals who will continue to enjoy the same high level of service they have come to expect from The Enterprise Group of Funds.

Recognized as the industry’s leading “manager of managers” fund company, Enterprise remains committed to delivering innovative products and services to our shareholders, financial advisors and business partners.

For more information regarding this transaction will be available shortly.

# # #

Important Legal Information

MONY intends to file a proxy statement and AXA Financial and MONY intend to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety when it becomes available, because it will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus, when it becomes available, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s web site at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, N.Y. 10019; Attn. John MacLane (jmaclane@mony.com.), or to AXA Financial, 1290 Avenue of the Americas, New York, N.Y. 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

Certain Information Concerning Participants: MONY, its directors, executive officers and certain members of management and employees may be soliciting proxies from MONY shareholders in favor of the approval of the transaction. Information regarding such officers and directors is included in MONY’s proxy statement for its 2003 Annual Meeting of shareholders filed with the SEC on May 2, 2003.

Intended for Broker Use.